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                                                           Exhibit 99.1

                             JOINT FILING STATEMENT

     Each of the undersigned agree that (i) the Statement on Schedule 13D relating to common stock, par value $.01 per share, of J.L. Halsey Corporation has been adopted and filed on behalf of each of them, (ii) all future amendments to such Statement on Schedule 13D will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them and
(iii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 apply to each of them. This Agreement may be terminated with respect to the obligations to jointly file future amendments to such Statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.


Dated:  January 10, 2003.                 /s/ William T. Comfort, III
                                          ---------------------------
                                          William T. Comfort, III



Dated:  January 10, 2003.                  LDN Stuyvie Partnership



                                           By:  /s/ William T. Comfort, III
                                                ---------------------------
                                           Name:    William T. Comfort, III
                                           Title:   General Partner